Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information gives effect to the acquisition (the “Acquisition”) by a wholly-owned subsidiary of Eagle Materials Inc. (the “Company”) of certain assets of the carved-out operations of Lafarge North America Inc. (the “Lafarge Target Business”), which was consummated on November 30, 2012. The assets acquired in the Acquisition include two cement manufacturing facilities, one located in Sugar Creek, Missouri and one located in Tulsa, Oklahoma. In addition, the acquired assets include six terminals served by the cement plants, which are located in Sugar Creek and Springfield, Missouri; Omaha, Nebraska; Iola and Wichita, Kansas and Oklahoma City, Oklahoma; two aggregates quarries; eight ready-mix plants located in or near Kansas City, Missouri; a fly-ash business located in the Kansas City, Missouri area; and certain related assets such as equipment, accounts receivable and working capital. The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and the historical “carve-out” financial statements of the Lafarge Target Business.

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on September 30, 2012 for the purposes of the unaudited pro forma condensed combined balance sheet as of September 30, 2012 and (ii) on April 1, 2011 for the purposes of the unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2012 and for the six month period ended September 30, 2012. The unaudited pro forma condensed combined statement of earnings for the fiscal year ended March 31, 2012 and the six month period ended September 30, 2012 is derived by combining the Company’s audited consolidated statement of earnings for the fiscal year ended March 31, 2012 and the unaudited consolidated statement of earnings for six month periods ended September 30, 2012 with the Lafarge Target Business’s audited combined statement of earnings for the fiscal year ended December 31, 2011 and the unaudited combined statement of earnings for the six month period beginning April 1, 2012 through September 30, 2012. The Company’s audited and unaudited consolidated statements of earnings are derived from our audited financial statements as of and for the year ended March 31, 2012 included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2012 and our unaudited financial statements as of and for the six month period ended September 30, 2012, included in the Company’s quarterly report on Form 10-Q filed with the Commission on November 8, 2012. The Lafarge Target Business’ audited and unaudited condensed combined statements of earnings are part of the condensed combined carve-out financial statements for the Lafarge Target Business incorporated by reference into this Current Report on Form 8-K/A. Certain amounts from the historical “carve-out” financial statements of the Lafarge Target Business have been reclassified to conform to the Company’s presentation.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what the Company’s financial position or results of operations would actually have been had the Acquisition occurred on the assumed dates or to project the Company’s financial position or results of operations as of any future date or for any future period. This information should be read in conjunction with, and is qualified in its entirety by reference to:

•

the Company’s historical audited consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and the Company’s unaudited interim financial statements as of and for the six months ended September 30, 2012 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•

the historical audited “carve-out” financial statements and related notes for the Lafarge Target Business as of and for the years ended December 31, 2011 and 2010 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 26, 2012); and

•

the historical unaudited “carve-out” financial statements and related notes for the Lafarge Target Business as of and for the nine months ended September 30, 2012 and 2011 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K/A (Amendment No. 1) filed on January 23, 2013).

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Month Period Ended September 30, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Pro Forma Adjustments	Ref.	Pro forma Combined
Revenues	$318,701	$112,423	—		$431,124
Cost of Goods Sold	263,315	89,410	(2,030)	a	350,695

Gross Profit	55,386	23,013	2,030		80,429

Equity in Earnings of Unconsolidated Joint Venture	15,218	—	—		15,218
Corporate General and Administrative Expenses	(10,674)	(14,153)	—		(24,827)
Acquisition and Litigation Expense	(6,374)	—	—		(6,374)
Other Income (Expense)	(204)	(98)	—		(302)
			(1,276)	b
Interest Expense, Net	(7,313)	(1,315)	(152)	b	(10,056)

Earnings Before Income Taxes	46,039	7,447	602		54,088
Income Taxes	(14,108)	(2,576)	(211)	c	(16,895)

Net Earnings	$31,931	$4,871	$391		37,193

Comprehensive Earnings	$32,163	$4,871	$391		37,425

EARNINGS PER SHARE
Basic	$0.71				$0.77

Diluted	$0.71				$0.76

AVERAGE SHARES OUTSTANDING
Basic	44,708,499		3,450,000	d	48,158,499

Diluted	45,219,224		3,450,000	d	48,669,224

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Fiscal Year Ended March 31, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Pro Forma Adjustments	Ref.	Pro forma Combined
Revenues	$495,023	$165,378	—		$660,401
			1,459	k
			394	j
Cost of Goods Sold	454,546	154,426	(4,278)	a	606,547

Gross Profit	40,477	10,952	2,425		53,854
Equity in Earnings of Unconsolidated Joint Venture	28,528	—	—		28,528
Corporate General and Administrative Expenses	(19,617)	(27,426)	—		(47,043)
Other Income (Expense)	356	(29)	—		327
Other Non-Operating Expense	(9,117)	—	—		(9,117)
Loss on Debt Retirement	(2,094)	—	—		(2,094)
			(2,502)	b
Interest Expense, Net	(16,621)	(2,679)	(305)	b	(22,107)

Earnings Before Income Taxes	21,912	(19,182)	(382)		2,348
Income Taxes	(3,180)	8,158	134	c	5,112

Net Earnings	$18,732	$(11,024)	$(248)		7,460

Comprehensive Earnings	$16,109	$(11,024)	$(248)		4,837

EARNINGS PER SHARE
Basic	$0.42			d	$0.16

Diluted	$0.42			d	$0.16

AVERAGE SHARES OUTSTANDING
Basic	44,224,924		3,450,000	d	47,674,924

Diluted	44,515,981		3,450,000	d	47,965,981

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

At September 30, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Purchase Adjustments	Ref.	Pro Forma Adjustments	Ref.	Pro forma Combined
Current Assets -
Cash	$8,149	$—	$—		$(76)		$8,073
Accounts and Note Receivable	74,066	34,527	(600)	g			107,993
			300	g	2,163	i
Inventories	109,004	18,421	1,459	g	804		132,151
Prepaid and Other Assets	2,588	3,316	—		—		5,904

Total Current Assets	193,807	56,264	1,159		2,891		254,121

Property, Plant and Equipment -	1,149,075	526,897	(119,893)	g	(804)		1,555,275
Less: Accumulated Depreciation	(584,773)	(258,743)	258,743	g	—		(584,773)

Property, Plant and Equipment, net	564,302	268,154	138,850	g	(804)		970,502
Notes Receivable	3,316	—	—				3,316
Investment in Joint Venture	39,908	—	—				39,908
			12,500	g	—
Goodwill and Intangible Assets	150,584	101,200	(101,200)	g	—		163,084
Other Assets	22,971	2,853	(1,793)	g	—		24,031

	$974,888	$428,471	$49,516		$2,087		1,454,962

Current Liabilities -
Accounts Payable	$34,730	$9,604	$—		$—		$44,334
Accrued Liabilities	42,602	7,613	—		—		50,215
Income Taxes Payable	11,455	—	—		—		11,455
Current Portion of Long-term Debt	4,677	—	—		—		4,677

Total Current Liabilities	93,464	17,217	—		—		110,681
Long-Term Debt	212,259	46,462	(46,462)	e	307,000	b	519,259
Other Long-Term Liabilities	39,747	954	106	g	—		40,807
Deferred Income Taxes	127,307	31,533	(31,533)	h	—		127,307

Total Liabilities	472,777	96,166	(77,889)		307,000		798,054

Shareholders’ Equity -
Preferred Stock	—	—	—		—		—
Common Stock	454	—	—		35	d	489
Capital in Excess of Par Value	44,208	—	—		154,762	d	198,970
Accumulated Other Comprehensive Losses	(5,284)	—	—		—		(5,284)
Retained Earnings	462,733	332,305	(334,468)	f	2,163	i	462,733

Total Stockholders’ Equity	502,111	332,305	(334,468)		156,960		656,908

	$974,888	$428,471	$(412,357)		$463,960		$1,454,962

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Notes To Unaudited Pro Forma

Condensed Combined Financial Information

(A)	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on September 30, 2012 for the purposes of the unaudited pro forma condensed combined balance sheet as of September 30, 2012; and (ii) on April 1, 2011 for the purposes of the unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2012 and for the six months ended September 30, 2012. The unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2012 and the six months ended September 30, 2012, are derived by combining the Company’s audited consolidated statement of earnings for the fiscal year ended March 31, 2012 and the unaudited consolidated statement of earnings for six month periods ended September 30, 2012 with the Lafarge Target Business’s audited combined statement of earnings for the fiscal year ended December 31, 2011 and the unaudited combined statement of earnings for the six month period beginning April 1, 2012 through September 30, 2012. Certain amounts from the historical “carve-out” financial statements of the Lafarge Target Business have been reclassified to conform to the Company’s presentation.

General

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions which may not prove to be correct in light of information that becomes available in the future. The accuracy of these estimates and assumptions will depend on a number of factors, including future events and uncertainties that are or may be outside of the control of the Company. Therefore, actual results will differ from the estimates and assumptions underlying the pro forma adjustments, and it is possible that the differences may be material. The Company’s management believes that its estimates and assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any cost savings or other financial benefits that may result from operating expense efficiencies or revenue enhancements arising from the Acquisition. Additionally, the Company estimates that it incurred transaction costs of approximately $5.0 million associated with the Acquisition, which are not reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to reflect what the Company’s results of operations or financial position would actually have been if the Acquisition had been effected on the assumed dates and if the Company and the Lafarge Target Business had been managed as one entity during the periods presented. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the historical “carve-out” financial statements of the Lafarge Target Business included or incorporated by reference into this Current Report on Form 8-K/A.

(B)	Purchase Price and Allocation Thereof

On November 30, 2012, the Company completed its previously announced Acquisition of certain assets used in the Lafarge Target Business for a purchase price of approximately $453.4 million in cash, after adjustments for working capital and other payments. The purchase price is subject to further adjustment after the closing to reflect the net working capital acquired in the Acquisition, and has not yet been finalized. The Acquisition was financed through a combination of borrowings under the Company’s bank credit facility and the issuance of common stock in an underwritten public offering completed on October 3, 2012 that generated net proceeds of approximately $154.8 million. The new debt was drawn from our existing credit facility, which was amended in September 2012 to increase available borrowings from $300.0 million to $400.0 million.

The Acquisition has been accounted for under the acquisition method of accounting. The Company has engaged a third-party valuation firm to perform a valuation of the assets acquired and the liabilities assumed at the closing date of the Acquisition, and the firm used various methodologies to estimate the fair value of acquired assets and liabilities including discounted cash flow analysis. The third party valuation firm’s work has been used by the Company to prepare the unaudited pro forma condensed combined statement of earnings and balance sheet.

The preparation of the valuation of the assets acquired and liabilities assumed in the Acquisition requires the use of significant assumptions and estimates. Critical estimates include, but are not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates are based on assumptions that the Company believes to be reasonable. However, actual results may significantly differ from these estimates.

Under the acquisition method of accounting, the total estimated purchase price was allocated to the net tangible and intangible assets and assumed liabilities based on their estimated fair values at September 30, 2012. Based on the Company’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed the purchase price is allocated as follows:

Estimated purchase price allocation at acquisition date (in thousands)	As of September 30, 2012
Cash and cash equivalents	$—
Accounts Receivable	33,927
Inventories	23,147
Prepaid and Other Assets	3,316
Property and Equipment	406,200
Intangible Assets	12,500
Other Assets	1,060
Accounts Payable	(9,604)
Accrued Liabilities	(7,613)
Income Taxes Payable	—
Long-term Debt	—
Other Long-term Liabilities	(1,060)

Total Net Assets	461,873
Goodwill	—

Total Estimated Purchase Price	$461,873

The amount paid at closing was less than the amount shown in the purchase price allocation above due to the fact that net working capital at September 30, 2012 was higher than estimated net working capital at November 30, 2012. As indicated above, the purchase price of $453.4 million is subject to further adjustment after the closing to reflect the actual net working capital acquired in the Acquisition.

(C)	Reclassifications

Historically the Lafarge Target Business classified certain repair parts as inventory and others as property, plant and equipment, while the Company classifies all repair parts as inventory. The reclassification above is made to conform the Lafarge Target Business’s presentation to the Company’s presentation by including all repair parts in inventory in the unaudited pro forma condensed combined financial statements.

(D)	Overhead Allocation in Carve-out Financial Statements of the Lafarge Target Business

The carve-out financial statements of the Lafarge Target Business include an allocation of the estimated costs incurred by Lafarge North America Inc. and its affiliates to provide indirect services and support functions to the Lafarge Target Business, which totals approximately $14.0 million and $27.8 million for the six months ended September 30, 2012 and the fiscal year ended March 31, 2012, respectively. For the six months ended September 30, 2012, approximately $2.7 million of this allocation was included in cost of goods sold and approximately $11.3 million was included in corporate general and administrative expenses. For the fiscal year ended March 31, 2012, approximately $5.5 million of this allocation was included in cost of goods sold and approximately $22.3 million was included in corporate general and administrative expenses These costs allocated by Lafarge North America Inc. and its affiliates to the Lafarge Target Business are derived from multiple levels of the organization of the Lafarge group of affiliated companies, and include geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the holding company for the Lafarge group. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, treasury, facility and other corporate and infrastructural services. Lafarge North America Inc. elected to allocate the costs associated with these services and support functions (indirect costs) to the Lafarge Target Business using the methodologies it regards as most meaningful, which were primarily based on proportionate revenue, proportionate headcount, proportionate direct labor costs, or proportionate tonnage sold by the Lafarge Target Business compared to Lafarge North America Inc. and/or its subsidiaries.

Under the terms of the Asset Purchase Agreement governing the Acquisition, the Company and Lafarge North America Inc. agreed that the intercompany arrangements, assets, personnel and services that give rise to the overhead allocations described above would not continue to be provided to the Company after the Acquisition. In addition, except as described below, the Company has determined that these intercompany arrangements, assets, personnel and services were specific to Lafarge SA and Lafarge North America Inc. and does not expect to incur any material additional costs to replace them. However, the Company does expect to incur additional compensation costs to support the Lafarge Target Business totaling approximately $1.5 million during the first year after the Acquisition. These estimated costs have been calculated based on a management structure consistent with our other cement plants of similar size, as well as the actual salaries of employees hired by the Company to oversee the acquired businesses.

Below is a summary of the overhead allocated to the Lafarge Target Business by its parent during the applicable periods, which identifies (i) the portion of such overhead that the Company does not expect it will need to replace after the Acquisition and (ii) the additional compensation costs that the Company expects to incur after the Acquisition to support the Lafarge Target Business.

	For the Six Months Ended September 30, 2012
	(dollars in thousands)
	Overhead Allocated in carve-out	Estimate of Future Replacement Expenses	Net Estimated Effect
Cost of Goods Sold	$2,686	$—	$(2,686)
Corporate Selling and Administrative	11,303	(750)	(10,553)

Total Expense	$13,989	$(750)	$(13,239)

	For the Fiscal Year ended March 31, 2012
	(dollars in thousands)
	Overhead Allocated in carve-out	Estimate of Future Replacement Expenses	Net Estimated Effect
Cost of Goods Sold	$5,526	$—	$(5,526)
Corporate Selling and Administrative	22,317	(1,500)	(20,817)

Total Expense	$27,843	$(1,500)	$(26,343)

The estimates provided above represent forward-looking statements, which reflect management’s expectations regarding its plans and objectives and the future operating results of the Company. These forward-looking statements are not historical facts or guarantees of future performance and actual results and outcomes may differ materially from such statements.

(E)	Pro Forma Adjustments

a)	To record the net increase in depreciation and amortization expense resulting from purchase price accounting adjustments. The increase is based on depreciation of the estimated fair market value of the plant and equipment purchased over the new estimated useful life, less historical depreciation incurred over these periods, plus the amortization of the fair value of intangible assets acquired over those periods, as calculated below:

	Six Months ended September 30, 2012
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$406,200	$12,500
Estimated fair value of land	(30,915)	—

Depreciable/Amortizable value	375,285	12,500
Estimated life (in years)	23	12

Estimated annual depreciation/amortization	16,316	1,042
	2	2

Estimated six-months depreciation/amortization	8,158	521
Less historical depreciation/amortization	(10,709)	—

	$(2,551)	$521

	Fiscal Year ended March 31, 2012
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$406,200	$12,500
Estimated fair value of land	(30,915)	—

Depreciable/Amortizable value	375,285	12,500
Estimated life (in years)	23	12

Estimated annual depreciation/amortization	16,316	1,042
Less historical depreciation/amortization	(21,636)	—

	$(5,320)	$1,042

Identifiable intangible assets include permits, customer relationships and the fair value of a long-term cement supply agreement with Lafarge North America Inc.

b)	To record interest expense based on the estimated increased borrowings under our existing bank credit facility. We borrowed $310.0 million, of which approximately $307.0 million was used to fund the Acquisition. The estimated interest rate on these borrowings is calculated based on the interest rate that would have been charged under the bank credit facility based on the pro forma earnings before interest, taxes, depreciation and amortization and the pro forma debt as of the date of the Acquisition. A one-eighth percent hypothetical change in the interest rate would have increased or decreased pro forma interest expense by $0.2 million and $0.4 million during the six months ended September 30, 2012 and fiscal year ended March 31, 2012, respectively. This adjustment also includes the amortization of debt issue costs of $1.5 million incurred in connection with the additional borrowings, amortized over the remaining life of the related debt agreements, which averaged approximately 62 months as of April 2011.

The interest that the Company will ultimately pay on the borrowings under our bank credit facility could vary greatly from what is assumed in the unaudited pro forma condensed combined financial information and will depend on the actual timing and amount of borrowings and repayments, and changes in the variable interest rate, among other factors.

c)	To adjust the tax provision to reflect the aggregate pro forma increase in earnings before income taxes at the statutory tax rate of 35%.

d)	To recognize 3,450,000 shares of common stock, par value of $.01 per share (including 450,000 shares issued pursuant to the underwriters’ option to purchase additional shares of common stock to cover over allotments) issued by the Company at a price to the public of $46.50 per share in an underwritten public offering that closed on October 3, 2012. The offering generated net proceeds of approximately $154.8 million, after deducting underwriting discounts, commissions and expenses related to the offering.

Below is a reconciliation of shares used in computing pro forma earnings per share. The shares of common stock issued in the equity offering have been treated as if they were issued at the beginning of each respective period.

	For the period ended
	September 30, 2012	March 31, 2012
Weighted-Average Shares of Common Stock Outstanding	44,708,499	44,224,924
Shares Sold in the Equity Offering	3,450,000	3,450,000

Basic Shares Outstanding	48,158,499	47,674,924
Effect of Dilutive Shares:
Assumed Exercise of Outstanding Dilutive Options	1,428,889	800,748
Less Shares Repurchased from Assumed Proceeds of Assumed Exercised Options	(1,162,751)	(652,046)
Restricted Shares	244,587	142,355

Weighted-Average Common and Common Equivalent Shares Outstanding	48,669,224	47,965,981

e)	To eliminate the debt of the Lafarge Target Business that was not assumed in the Acquisition.

f)	To eliminate the Lafarge Target Business historical shareholders’ equity.

g)	To reflect the net impact of the increase in inventories ($1.8 million), property, plant and equipment ($138.9 million) and intangible assets ($12.5 million) to fair value, offset by the decrease in other assets ($1.8 million), accounts receivable ($0.6 million) and increase in other long-term liabilities ($0.1 million) to fair value and the elimination of historical goodwill and intangible assets ($101.2 million).

h)	To eliminate the Lafarge Target Business historical deferred taxes.

i)	To eliminate the LIFO reserve from the historical financial statements of the Lafarge Target Business to conform to the Company’s accounting policy.

j)	To eliminate the change in the LIFO reserve from the historical financial statements of the Lafarge Target Business during the twelve month period ended March 31, 2012.

k)	To reflect subsequent impact of the fair value adjustment to inventory on earnings.